Exhibit 99.1

Each warrant of Acropolis Infrastructure Acquisition Corp. (the “Issuer”) reported herein entitles the holder thereof to purchase one Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in the Issuer’s registration statement on Form S-1 (File No. 333-254409). The private placement warrants will become exercisable on the later of 30 days after the completion of the Issuer’s initial business combination and 12 months from the closing of the Issuer’s initial public offering on July 13, 2021, and will expire five years after the completion of the Issuer’s initial business combination or earlier upon redemption or liquidation.

Acropolis Infrastructure Acquisition Sponsor, L.P. (“Acropolis Sponsor”) is the record holder of the warrants. Acropolis Sponsor is a Cayman Islands exempted limited partnership managed, advised and operated by AP Caps II Holdings GP, LLC (“Holdings GP”), the general partner of Acropolis Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Messrs. Joshua Harris, Scott Kleinman, Marc Rowan and James Zelter are the directors of Principal III GP and as such may be deemed to have voting and dispositive control of the common stock held of record by Acropolis Sponsor.

Each of the reporting persons, and Messrs. Harris, Kleinman, Rowan and Zelter, disclaims beneficial ownership of any securities reported herein as held by Acropolis Sponsor, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of Acropolis Sponsor, Holdings GP, Principal III and Principal III GP is c/o Walkers Corporate Limited; 190 Elgin Avenue; George Town; Grand Cayman KY1-9008. The address of each of Messrs. Harris, Kleinman, Rowan and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.